                        PRESS RELEASE
9 Meters Biopharma, Inc. Announces Publication in Journal of Clinical Investigation Describing Successful Use of Larazotide for Treating
Multisystem Inflammatory Syndrome in Children (MIS-C)
resulting from COVID-19 Infection

- Larazotide supplied to study authors under an FDA-approved Expanded Access Program -

- Treatment showed a dramatic drop in inflammatory mediators leading to clinical stabilization, providing proof-of-concept support for larazotide’s mechanism of action -

RALEIGH, NC / ACCESSWIRE / May 26, 2021 / 9 Meters Biopharma, Inc. (NASDAQ:NMTR), a clinical-stage company focused on rare and unmet needs in gastroenterology, today announced the publication of an article in the Journal of Clinical Investigation demonstrating the use of larazotide in successfully treating a 17-month infant with multisystem inflammatory syndrome in children (MIS-C). Larazotide is a novel first-in-class tight junction regulator currently in Phase 3 clinical development for adults with celiac disease. MIS-C is an extremely rare and serious complication of COVID-19 infection with symptoms resembling those of Kawasaki disease, including persistent fever, gastrointestinal symptoms, myocardial dysfunction, and cardiogenic shock with ventricular dysfunction in the setting of multisystem inflammation.

The publication provides translational evidence for larazotide’s ability to restore gut mucosal barrier integrity. One MIS-C patient in a study of 100 children (19 with MIS-C, 26 with COVID-19 and 55 healthy controls) was treated with larazotide under an FDA-approved expanded access program. Following initiation of larazotide treatment, study authors report that the patient showed a drop in SARS-CoV-2 nucleocapsid protein by 98%, C-reactive protein (CRP) by 85%, and circulating spike protein by 90%, leading to lower inflammation, improved MIS-C symptoms, and clinical stabilization.

Study authors describe an unexpected finding that the dangerous hyperinflammatory response in MIS-C known as the “cytokine storm” may be triggered several weeks after acute viral infection when virus particles persisting in the gut migrate into the bloodstream. In support of this finding, the authors observed a strong positive correlation between high levels of SARS-CoV-2 virus in stools and elevated zonulin, which increases intestinal permeability by disrupting the tight junctions between gut epithelial cells. Larazotide, which promotes tight junction assembly, was used to test the hypothesis that the drug might mitigate migration of viral particles out of the gut through compromised tight junctions, thereby preventing MIS-C’s hyperinflammatory response.

Echoing the sentiments of lead study author and pediatric pulmonologist at MassGeneral Hospital for Children Lael Yonker, M.D., 9 Meters’ Chief Medical Officer Patrick H. Griffin, M.D. remarked, “The authors of this important paper have provided substantial evidence that the cause of MIS-C due to COVID-19 infection involves compromised intestinal permeability leading to zonulin elevation that triggers the hyperinflammatory immune response. The outcome of the MIS-C patient treated with larazotide, who demonstrated resolution of inflammatory biomarkers and clinical recovery associated with decreased trafficking of SARS-CoV-2 antigens, is congruent with previous and ongoing studies using larazotide in celiac disease and provides further scientific support for its mechanism of action in restoring normal gut permeability.”

About 9 Meters Biopharma
9 Meters Biopharma, Inc. ("the Company") is a rare and unmet needs-focused gastroenterology company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist into a Phase 2 trial for

                        PRESS RELEASE
short bowel syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for patient-reported symptom improvement in non-responsive celiac disease.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-Looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: information obtained from our Expanded Access program and it’s reliability in predicting success of clinical trials; uncertainties associated with the clinical development and regulatory approval of product candidates; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; and risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs . Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate contacts
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

Investor contact
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577